COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 30, 2012 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the quarter ended September 30, 2012.  Highlights for the quarter included the following:

•	Freight revenue of $133.0 million, an increase of 5.1% compared with the third quarter of 2011;
•
Operating income of $4.6 million and an operating ratio of 96.5%, compared with operating loss of $9.8 million and an operating ratio of 107.7% in the third quarter of 2011, which included pre-tax non-cash goodwill impairment charge of $11.5 million or approximately 910 basis points of the third quarter of 2011 operating ratio;

•
Net income of $1.0 million, or $0.07 per share, compared with net loss of $11.2 million, or ($0.76) per share in the third quarter of 2011, which included after-tax non-cash goodwill impairment charges of $9.4 million or ($0.64) per share;

•	Reduction of $14.4 million in lease-adjusted indebtedness during the quarter, bringing the reduction for the nine months ended September 30, 2012 to $63.6 million;

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments: "Our financial and operating performance in the third quarter of 2012 was encouraging in light of a seasonally weak overall freight environment and rising diesel fuel prices.  The domestic freight market underperformed expectations for the first two months of the quarter, but improved somewhat in September.  Freight for the first three weeks of October has been similar to what we experienced in September.  On a year-over-year basis, our comparisons were quite good, principally because the 2011 quarter was negatively impacted by conversion to a new enterprise management software that substantially disrupted our operations during that quarter.  Accordingly, we do not consider the increase of 12.9% in our average freight revenue per truck indicative of the operating environment.  We were pleased with the more relevant 2.2% sequential increase in average freight revenue per truck per week as compared to the second quarter of 2012.  Key factors in the improvement were improved network yields, a higher percentage of seated trucks, and a higher team-driven truck fleet overall and as a percentage of the fleet, which more than overcame slower overall industry demand and fewer business days.  Our sales, operations, and driving personnel improved their execution of the business, and we continued to allocate assets to more productive business units.  The difference in diesel fuel prices was a significant factor in our financial results for the third quarter of 2012 compared with the second quarter of 2012.  After falling sharply during the second quarter of 2012, diesel prices escalated over the first two months of the quarter before steadying during September, averaging approximately eleven cents per gallon higher than in the second quarter of 2012.  The lag associated with passing through fuel surcharges as fuel prices escalated unfavorably impacted our earnings per share by approximately 16 cents per share compared with the second quarter of 2012's benefit from the plunging diesel fuel prices experienced during that quarter.

"For the quarter, total revenue in our asset-based operations increased to $161.6 million, an increase of $7.0 million compared with the third quarter of 2011.  This increase consisted of higher freight revenues of $6.5 million and higher fuel surcharge revenue of $0.5 million.  The $6.5 million increase in freight revenues related to a 12.9% increase in average freight revenue per tractor per week, partially offset by a 6.6% decrease of our average tractor fleet.

"Average freight revenue per tractor per week increased to $3,408 during the 2012 quarter from $3,019 during the 2011 quarter.  Average freight revenue per total mile increased by 8.7 cents per mile (or 6.2%) compared to the 2011 quarter, while average miles per unit increased by 6.3%.  Our non-revenue miles percentage increased by 25 basis points compared with the 2011 quarter.  As of September 30, 2012, our fleet was seated with drivers at a higher percentage compared to September 30, 2011 with an approximately 340 basis point improvement.  These significant favorable comparisons to prior year's revenue statistics may not be indicative of the operating environment, so we are also providing what may be a better indication of our current progress by comparing our third quarter of 2012 revenue statistics to our second quarter of 2012 revenue statistics.  Average freight revenue per tractor per week increased sequentially to $3,408 during the current quarter from $3,335 during the second quarter.  Average freight revenue per total mile increased by 3.0 cents per mile (or 2.1%) compared to the second quarter, while average miles per unit increased by 1.3%.  Our non-revenue miles percentage increased by 10 basis points compared with the second quarter.  As of September 30, 2012, our fleet was seated with drivers at a higher percentage compared to June 30, 2012 with an approximately 310 basis point improvement.

"We experienced cost pressure in several areas.  Salaries, wages and related expenses increased approximately 1.4 cents per mile due to driver pay adjustments since the third quarter of 2011, partially offset by lower workers' compensation expense and decreases due to a higher percentage of owner-operators.  Owner-operator expense increased approximately 5.6 cents per mile on a total mile basis compared with the 2011 quarter as the owner-operator miles as a percentage of our total miles climbed to 9.4% in the 2012 quarter from 5.4% in the 2011 quarter.  We are continuing our objective of growing our owner-operator fleet as a percentage of our total fleet.  Increasing owner-operator capacity has shifted (and assuming all other factors remain equal is expected to continue to shift) expenses to the purchased transportation line item with offsetting reductions in employee driver wages and related expenses, net fuel, maintenance, and capital costs.

"Net fuel cost (fuel and fuel tax, less fuel surcharge revenue) provided a significant benefit during the 2012 quarter compared with the third quarter of 2011.  Fuel prices as measured by the Department of Energy averaged approximately $0.07/gallon higher in the third quarter of 2012 compared with the 2011 quarter.  However, our improved fuel economy, benefits from our fuel hedging program and slightly improved fuel surcharge recovery overcame higher prices and resulted in an approximately 4.4 cent per company mile reduction in our per mile cost of fuel, net of fuel surcharge revenue.  Sequentially, our per company mile cost for fuel, net of fuel surcharge revenue, was approximately 3.1 cents per mile higher in the third quarter than in the second quarter of 2012.  We expect to continue managing our idle time and truck speeds, investing in more fuel-efficient tractors, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs.  In addition, we expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in positive or negative results in any given quarter."

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. ("Solutions"), the Company's freight brokerage subsidiary:  "For the quarter, Solutions' total revenue remained basically even with the same quarter of 2011 at $6.8 million for the 2012 quarter.  Operating loss was approximately $221,000 for an operating ratio of 103.2%, compared with operating income of $493,000 and an operating ratio of 92.7% in the third quarter of 2011.

Solutions' gross margins weakened compared to a very strong 2011 quarter as purchased transportation was 80.6% of total revenue in the current quarter, compared with 75.1% of total revenue in the prior year quarter.  Solutions' other operating expenses as a percentage of revenue increased to 22.7% of total revenue in the third quarter of 2012 from 17.6% of total revenue in the third quarter of 2011.  The increase in expenses primarily relates to investing in additional personnel, locations and related startup expenses that are expected to expand the capacity and range of services offered to our customers and carrier base in future periods."

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At September 30, 2012, our total balance sheet debt and capital lease obligations, net of cash, were $164.4 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $68.9 million, including the residual value guarantees under those leases.  At September 30, 2012, our stockholders' equity was $94.0 million, and our tangible book value was $93.4 million, or $6.33 per basic share.  Since the end of 2011, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $74.2 million, while the present value of financing provided by operating leases increased by approximately $10.6 million.  At September 30, 2012, our ratio of net debt to total balance sheet capitalization was 63.6%.

"Our existing annual tractor fleet plan for 2012 includes the delivery of approximately 420 tractors and disposal of approximately 750 used tractors, of which we took delivery of approximately 236 tractors and disposed of approximately 600 tractors in the first nine months of fiscal 2012.  In addition, our strategy to increase the number and relative percentage of our fleet utilizing less capital-intensive owner-operators has resulted in an increase of approximately 52 owner-operator trucks, or a 24.1% increase, since December 31, 2011.  With a relatively young average tractor fleet age of 24 months at September 30, 2012, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We had $34.3 million of available borrowing capacity under our revolving credit facility at September 30, 2012.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers and other available financing to fund our expected revenue equipment purchases in 2012 and 2013.

"We were in compliance with our financial covenants at September 30, 2012.  Our leverage ratio as measured under our primary credit facility (total debt, capital leases, the present value of operating leases, and letters of credit outstanding divided by adjusted earnings before interest, taxes, depreciation, amortization and rents ("EBITDAR")), was 3.05, with $42.4 million of undrawn letters of credit included in the calculation.  Our 49% equity investment in Transport Enterprise Leasing contributed approximately $0.6 million of pre-tax income in the third quarter."

Conference Call Information
The Company will host a live conference call tomorrow, October 31, 2012, at 11:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 10843885.  In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives".  For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States.  The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, "CVTI".

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our management of idle time and truck speeds, investment in more fuel-efficient tractors, implementation of fuel hedges and fuel surcharges, equipment purchases and disposals, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management's estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier's DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company's business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                              (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
($000s, except per share data)	2012	2011	% Change	2012	2011	% Change
Freight revenue	$132,961	$126,482	5.1%	$389,081	$384,530	1.2%
Fuel surcharge revenue	35,466	34,936		107,678	106,144
Total revenue	$168,427	$161,418	4.3%	$496,759	$490,674	1.2%

Operating expenses:
Salaries, wages, and related expenses	53,488	52,458		159,045	158,673
Fuel expense	48,601	52,324		145,174	159,297
Operations and maintenance	12,024	11,623		33,691	32,511
Revenue equipment rentals and
purchased transportation	22,641	15,800		61,819	45,237
Operating taxes and licenses	2,863	3,019		8,297	9,135
Insurance and claims	8,282	7,801		24,271	27,683
Communications and utilities	1,201	1,312		3,576	3,895
General supplies and expenses	3,976	3,572		11,575	11,421
Depreciation and amortization, including gains and
losses on disposition of property and equipment	10,706	11,724		31,251	33,503
Goodwill impairment charge	-	11,539		-	11,539
Total operating expenses	163,782	171,172		478,699	492,894
Operating income (loss)	4,645	(9,754)		18,060	(2,220)
Other (income) expenses:
Interest expense	3,056	4,102		9,929	12,123
Interest income	-	-		-	(32)
Other	(4)	(41)		(20)	(84)
Other expenses, net	3,052	4,061		9,909	12,007
Equity in income of affiliate	555	350		1,225	475
Income (loss) before income taxes	2,148	(13,465)		9,376	(13,752)
Income tax expense (benefit)	1,146	(2,252)		4,764	(1,730)
Net income (loss)	$1,002	$(11,213)		$4,612	$(12,022)

Basic earnings (loss) per share	$0.07	$(0.76)		$0.31	$(0.82)
Diluted earnings (loss) per share	$0.07	$(0.76)		$0.31	$(0.82)
Basic weighted average shares outstanding (000s)	14,757	14,719		14,737	14,678
Diluted weighted average shares outstanding (000s)	14,807	14,719		14,773	14,678

	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
	2012	2011	% Change	2012	2011	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$126,159	$119,710	5.4%	$370,122	$363,846	1.7%
Covenant Transport Solutions non-asset based revenues	6,802	6,772	0.4%	18,959	20,684	-8.3%
Freight revenue	$132,961	$126,482	5.1%	$389,081	$384,530	1.2%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.646	$1.547	6.4%	$1.607	$1.510	6.4%
Average freight revenue per total mile	$1.486	$1.399	6.2%	$1.449	$1.370	5.8%
Average freight revenue per tractor per week	$3,408	$3,019	12.9%	$3,259	$3,066	6.3%
Average miles per tractor per period	30,148	28,354	6.3%	88,025	87,299	0.8%
Weighted avg. tractors for period	2,817	3,017	-6.6%	2,901	3,043	-4.7%
Tractors at end of period	2,817	3,000	-6.1%	2,817	3,000	-6.1%
Trailers at end of period	6,725	7,306	-8.0%	6,725	7,306	-8.0%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2012	12/31/2011
Total assets	$395,944	$439,825
Total equity	$94,029	$87,055
Total balance sheet debt, net of cash	$164,414	$238,616
Net Debt to Capitalization Ratio	63.6%	73.3%
Tangible book value per basic share	$6.33	$5.85